Exhibit 4.2

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Agreement”) is dated as of March 30, 2018, and is between CINEDIGM ENTERTAINMENT, CORP., a Delaware corporation (the “Grantor”) and East West Bank (the “Bank”).

WITNESSETH:

WHEREAS pursuant to the terms of that certain Loan, Guaranty and Security Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among the Grantor, as borrower, the other parties from time to time party thereto (collectively, the “Loan Parties”) and the Bank, the Bank has agreed to extend credit and make certain financial accommodations to the Loan Parties;

WHEREAS the Loan Parties contemplate and intend that the Bank shall have all rights of a secured party in and to the Trademark Collateral and any proceeds thereof, including, without limitation, if an Event of Default (as defined in the Loan Agreement) shall occur and be continuing, the right to exercise its remedies under the Loan Agreement in connection with all of the Grantor’s right, title and interest in the Trademark Collateral; and

WHEREAS pursuant to the Loan Agreement, the Grantor is required to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Grantor agrees as follows:

Defined Terms

Unless otherwise defined herein, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Loan Agreement.

Grant of Security Interest in Trademarks

The Grantor hereby grants to the Bank a security interest in all of its right, title and interest in, to and under the Trademarks, including the Trademarks listed in Schedule A, in each case whether now owned or hereafter acquired (collectively, the “Trademark Collateral”).

Security for Obligations

This Agreement secures, and the Trademark Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of all Secured Obligations.

Security Agreement

The security interests granted pursuant to this Agreement are granted in conjunction with the security interests granted to the Bank pursuant to the Loan Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Bank with respect to the security interest in the Trademark Collateral made and granted hereby are more fully set forth in the Loan Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event of any irreconcilable conflict between the terms of this Agreement and the terms of the Loan Agreement, the terms of the Loan Agreement shall control.

Recordation

The Grantor hereby authorizes and requests that the Commissioner for Trademarks and any other applicable United States government officer record this Agreement.

Miscellaneous

This Agreement shall be governed by, and construed in accordance with the laws of the State of California.

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single agreement.

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IN WITNESS WHEREOF, the Grantor has caused this Agreement to be duly executed and delivered by its duly authorized officer as of the date first set forth above.

GRANTOR:

CINEDIGM ENTERTAINMENT, CORP.

By:	/s/ Gary S. Loffredo
Name: Gary S. Loffredo
Title: Senior Vice President and Secretary

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BANK:

EAST WEST BANK

By:	/s/ Everardo Gomez
Name: Everardo Gomez
Title: FVP

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SCHEDULE a

TRADEMARK SECURITY AGREEMENT

TRADEMARKS:

DOCURAMA	RN: 4710761 SN: 86227358	March 20, 2014	March 31, 2015	Cinedigm Entertainment Corp. (New York Corp.)	(Int'l Class: 41)
					provision of non-downloadable films, shows and movies via a video-on-demand service, featuring, movies, television programs and clips in the fields of comedy, drama, action, variety, adventure, sports, musicals, current events and entertainment news, documentary and animation	Registered March 31, 2015

DOCURAMA	RN: 2723312 SN: 76297101	August 7, 2001	June 10, 2003	Cinedigm Entertainment, Corp. (New York Corp.)	(Int'l Class: 35) online retail stores and wholesale stores featuring videos and dvd's	Renewed June 10, 2013

DOCURAMA	RN: 3444021 SN: 77188472	May 23, 2007	June 10, 2008	Cinedigm Entertainment, Corp. (New York Corp.)	(Int'l Class: 41) rental of videos and dvd's; motion picture film production for theatrical distribution and publishing of videos and dvd's	Registered 8 & 15 May 22, 2014

EVERYTHING ELSE IS PURE FICTION	RN: 2761077 SN: 76405134	May 10, 2002	September 9, 2003	Cinedigm Entertainment, Corp. (New York Corp.)	(Int'l Class: 35) computerized on-line ordering services featuring dvd's; wholesale ordering services featuring dvd's	Renewed September 9, 2013

FLATIRON FILM COMPANY	RN: 3932071 SN: 77862410	November 2, 2009	March 15, 2011	Cinedigm Entertainment, Corp.	(Int'l Class: 41) motion picture film production; production of television programs	Registered March 15, 2011

NEW VIDEO	RN: 2733929 SN: 76297100	August 7, 2001	July 8, 2003	Cinedigm Entertainment, Corp.	(Int'l Class: 35)
[ online retail stores and wholesale stores featuring videos and dvds ]
(Int'l Class: 41)
					rental of videos and dvds; motion picture film production for theatrical distribution; production and distribution of television programs via broadcast and cable networks; and publishing of videos and dvds	Renewed July 8, 2013

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